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                                                                  EXHIBIT 10.205

                             OPERATING AGREEMENT OF

                       BLUEGREEN/BIG CEDAR VACATIONS, LLC.


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                                TABLE OF CONTENTS
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RECITALS 1

ARTICLE 1.  ORGANIZATION.................................................................................1
         Section 1.1   Formation of the Company..........................................................1
         Section 1.2   Name..............................................................................2
         Section 1.3   Term..............................................................................2
         Section 1.4   Character of Business; Powers.....................................................2
         Section 1.5   Principal Place of Business.......................................................2
         Section 1.6   Domestic Registered Agent and Registered Office...................................2
         Section 1.7   Foreign Agents and Registered Office..............................................2
         Section 1.8   Certain Definitions...............................................................3
         Section 1.9   Additional Definitions............................................................5

ARTICLE 2.  CAPITAL CONTRIBUTIONS........................................................................5
         Section 2.1   Initial Capital Contributions.....................................................5
         Section 2.2   Additional Capital Contributions..................................................6
         Section 2.3   Member Loans......................................................................7
         Section 2.4   No Additional Capital Contributions...............................................7
         Section 2.5   Repayment of Member Loans.........................................................7

ARTICLE 3.  DISTRIBUTIONS................................................................................7
         Section 3.1  Distributions of Operating Proceeds................................................7
         Section 3.2  Distributions to be Made in Cash or Receivables....................................8
         Section 3.3  Withholding of Distributions.......................................................8
         Section 3.4  Distributions of Capital; No Interest on Capital Contributions;
                             Limitation on Contributions.................................................8

ARTICLE 4.  ALLOCATION OF PROFITS AND LOSSES.............................................................9
         Section 4.1  Profits and Losses.................................................................9
         Section 4.2  Allocation with Respect to Tax Matters.............................................9
         Section 4.3  Nonrecourse Deductions and Minimum Gain Chargebacks...............................10

ARTICLE 5.  ACCOUNTING..................................................................................10
         Section 5.1  Accounting Methods; Company Records...............................................10
         Section 5.2  Fiscal Year.......................................................................11
         Section 5.3  Bank Accounts; Title to Business Property.........................................11
         Section 5.4  Capital Accounts..................................................................11
         Section 5.5  754 Election......................................................................11
         Section 5.6  Tax Status........................................................................11


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ARTICLE 6.  POWERS, RIGHTS AND DUTIES OF MEMBERS........................................................12
         Section 6.1  Management Authority and Duties of Members........................................12
         Section 6.2  Specific Authority of Management Committee and General
                             Manager....................................................................13
         Section 6.3  Restrictions on Authority of the Management Committee and the
                              General Manager; Major Decisions..........................................17
         Section 6.4  Meetings and Voting by Members....................................................18
         Section 6.5  Conflicts of Interest.............................................................19
         Section 6.6  Transactions with Members and Affiliates..........................................19
         Section 6.7  Liability and Indemnification of the Management Committee,
                              General Manager, Members and Affiliates...................................20
         Section 6.8  Compensation and Reimbursement of the Members.....................................20
         Section 6.9  Liability for Company Debts and Obligations.......................................21
         Section 6.10 Non-Competition...................................................................21
         Section 6.11 Rights to Participate.............................................................22

ARTICLE 7.  TRANSFERS OF INTERESTS......................................................................24
         Section 7.1  Restrictions......................................................................24
         Section 7.2  Effect of Assignment; Documents...................................................24

ARTICLE 8.  DISSOLUTION OF THE COMPANY..................................................................25
         Section 8.1  Liquidation Events................................................................25
         Section 8.2  Right to Continue Business and Affairs of Company.................................26
         Section 8.3  Distribution of Proceeds on Dissolution; Winding Up; Reserves.....................26
         Section 8.4  No Liability......................................................................27

ARTICLE 9.  GENERAL.....................................................................................28
         Section 9.1  Notices/Approvals to be in Writing................................................28
         Section 9.2  Amendments........................................................................28
         Section 9.3  Miscellaneous.....................................................................28
         Section 9.4  Remedies..........................................................................29
         Section 9.5  Representations and Warranties....................................................30
         Section 9.6  Power of Attorney.................................................................30
         Section 9.7  Financial Reporting...............................................................31

ARTICLE 10.  PUBLIC OFFERING............................................................................31

ARTICLE 11.  TRANSFER OF PROPERTY/CLUB ARRANGEMENT......................................................32

                                    EXHIBITS

Exhibit "A"                Names, Addresses, Contributions and Distribution
                             Percentages of Members
Exhibit "B"                Membership Interest Agreement
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                             OPERATING AGREEMENT OF
                       BLUEGREEN/BIG CEDAR VACATIONS, LLC
                      a Delaware Limited Liability Company

         THIS AGREEMENT is made and entered into as of the 16th day of June, 2000 (the "Effective Date"), by and among those Persons identified on Exhibit A attached hereto (the "Members").

                                    RECITALS

         A. The parties hereto have agreed to organize a limited liability company to design, develop, sell and market a timeshare project (the "Big Cedar Timeshare Project") consisting of approximately three hundred (300) units contiguous to the Big Cedar Lodge at Ridgedale, Taney County, Missouri ("Big Cedar Lodge"), such Big Cedar Timeshare Project to be named The Big Cedar Resort Club.

         B. This Agreement sets forth the understandings and agreements of the parties hereto with respect to the organization and operation of the limited liability company and the scope and conduct of its business.

         NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE 1. ORGANIZATION

         SECTION 1.1. FORMATION OF THE COMPANY.

                  (A) The Members hereby associate themselves as members in the Company, pursuant to the provisions of the Delaware Limited Liability Company Act (the "Act"), for the limited purposes set forth in this Agreement. The Management Committee (as herein defined) has caused to be filed in the appropriate governmental office "Articles of Organization" which conform to the requirements of the Act in order to constitute the Company as a valid Delaware limited liability company under the Act, effective as of the Effective Date.

                  (B) The Members hereby ratify, approve and confirm all documents executed, acknowledged and/or delivered and all acts, agreements, purchases, and other actions by or at the direction of the Management Committee prior to the Effective Date, including those done for or in connection with the filing of the Articles of Organization.

                  (C) The Management Committee is hereby authorized and directed to do or cause to be done on behalf of the Company all such actions (including the payment of fees and expenses) and to make, execute, and/or deliver or cause to be made, executed and/or delivered all such contracts, instruments, documents, agreements, writings, or communications as the Management Committee, in their discretion, deem necessary, advisable or appropriate for the Company to




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(1) design, develop, sell and market timeshare units of the Big Cedar Timeshare
Project and all matters related thereto; (2) negotiate and enter into employment and service contracts for; and (3) obtain financing for such purposes, including negotiating and entering into a loan commitment, promissory note, mortgage, and such other loan documents to evidence and secure such financing.

         SECTION 1.2. NAME. The Business of the Company shall be conducted solely under the name of "Bluegreen/Big Cedar Vacations, LLC" and such name shall be used at all times in connection therewith. The Management Committee is authorized to file such fictitious names as the Management Committee, in its discretion, may determine.

         SECTION 1.3 TERM. The term of the Company shall commence as of the Effective Date and shall continue until the winding up and liquidation of the Company following a Liquidation Event, as provided in Article VIII.

         SECTION 1.4. CHARACTER OF BUSINESS; POWERS.

                  (A) The business of the Company (the "Business") is to (1) acquire, design, develop, own, operate, market and sell the Big Cedar Timeshare Project; (2) lease, finance, hold, manage, sell, exchange or otherwise dispose of all or any part of the timeshare units of the Business and the receivables arising from the sale of timeshare interests; (3) borrow money in furtherance of the Business; and (4) exercise all rights and powers and engage in all activities related or ancillary to the foregoing, as determined by the Management Committee, which a limited liability company may legally exercise pursuant to the Act.

                  (B) The Company shall not engage in any activity other than the described Business and no Member shall have any authority to hold himself or herself out as an agent of the Company in any activity other than such described Business and then only in conformity with the provisions of this Agreement.

         SECTION 1.5. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at Boca Raton, Florida, or such other location as may be hereafter determined by the Management Committee.

         SECTION 1.6. DOMESTIC REGISTERED AGENT AND REGISTERED OFFICE. The name of the Company's registered agent for service of process in Delaware and its registered office in Delaware shall be The Corporation Trust Company, at 1209 Orange Street, Wilmington, DE 19801, on whose records shall be shown that notice to the Company is to be sent to (i) Joe Greene, Greene, & Curtis, L.L.P. at 1340 East Woodhurst, Springfield, Missouri; and (ii) Pat Rondeau, Bluegreen Corp., at 4960 Blue Lake Drive, Boca Raton, Florida 33431; PROVIDED, HOWEVER, that the Management Committee may change such registered agent and/or registered office, at any time, by making all appropriate filings.

         SECTION 1.7. FOREIGN AGENTS AND REGISTERED OFFICE. The Management Committee shall (A) take or cause to be taken all action necessary to register the Company as a foreign limited liability company authorized to transact




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business in other states (collectively, the "Foreign States") if any, as the conduct of the Company's business so requires; and (B) select and cause the Company to maintain resident or registered agents and offices in each of the Foreign States where the maintenance of the same is required by applicable law, and may change such agents and/or offices, at any time by making all appropriate filings.

         SECTION 1.8. CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

                  (A) "ACT" shall mean and refer to the Delaware Limited Liability Company Act, 6 DEL.Css.18-101, ET Seq, as the same may heretofore be supplemented, amended or modified.

                  (B) "AD LOAN" shall be that certain secured, advertising advance loan as described in the Contribution Agreement made and entered into by and between Member BCLLC and Member Bluegreen as of the Effective Date.

                  (C) "AFFILIATE OF A MEMBER" means (1) any officer, director, employee, member, shareholder, partner, trustee, or relative within the third degree of kindred of a Member or of a Person which is a partner, member, shareholder, trustee or beneficiary of a Member, specifically to include John Morris; (2) any Person controlled by or under common control with such Member or a partner, member, shareholder, trustee or beneficiary of a Member or any such relative of such Member or partner, member, shareholder, trustee or beneficiary of a Member; (3) any officer, director, trustee, partner, or employee of any entity described in (2) above; and (4) any trust for the benefit of any officer, director, trustee, partner, member or employee of any Member or Person described in (1) above, or any beneficiary of a trust which is a member, shareholder or partner described in (1) above. "Affiliate of a Member" shall not include Gaylord Entertainment Company, J.W.C. Equity Funding, Inc., a Delaware corporation; J.W. Childs Associates, L.P., a Delaware limited partnership; or Tracker Marine, LLC, a Missouri limited liability company.

                  (D) "AGREEMENT" means this Agreement, as amended from time to time as herein provided.

                  (E) "APPLICABLE RATE" means the lesser of (1) a per annum rate which is one percent (1%) higher than the corporate base interest rate announced by Bank of America, N.A. or its successor during the period the indebtedness in question is outstanding, as such corporate base interest rate changes from time to time; or (2) the maximum interest that may be charged on such indebtedness under the applicable usury law, if any.

                  (F) "BCLLC" means Big Cedar, L.L.C.

                  (G) "BLUEGREEN" means Bluegreen Vacations Unlimited, Inc.




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                  (H) "BUSINESS PROPERTY" means all property, assets and
interests (whether real or personal, tangible or intangible) owned or held from time to time by the Company, including the land upon which the Big Cedar Timeshare Project is to be built (the "Property").

                  (I) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  (J) "COMPANY" means this limited liability company.

                  (K) "DISTRIBUTION" shall mean any and all payments, including cash or receivables, distributed by the Company to its Members.

                  (L) "DISTRIBUTION PERCENTAGE" means, for each Member, the percentage set forth opposite such Member's name on Exhibit A attached hereto.

                  (M) "FRACTIONAL INTEREST DEVELOPMENT" shall mean a program in which one-quarter (1/4) interests of an accommodation is offered and conveyed to a consumer in such respective accommodation, which one-quarter (1/4) interest provides for three (3) months (i.e. one-quarter interest) of use by such respective purchaser.

                  (N) "GENERAL MANAGER" means such person and his or her successor(s) designated by the Management Committee in accordance with Section 6.1(C).

                  (O) "MAJOR DECISION APPROVAL" means a vote of the Members holding a majority of the Distribution Percentage.

                  (P) A MEMBER'S "INTEREST" in the Company means all rights to Distributions to which such Member is entitled as provided in Articles III and VIII of this Agreement, together with the duties and obligations of such Member to comply with this Agreement.

                  (Q) "MEMBERS" means the Persons set forth in Exhibit A and their respective permitted successors as members hereunder.

                  (R) "OPERATING PROCEEDS" for the applicable period means all gross cash receipts from operations of the Company during such period (excluding Dissolution Proceeds as herein defined), less the following costs and expenses (to the extent as determined by the Management Committee not paid from reserves) and other items paid during such period: (1) operational cash disbursements and cash operating expenses; (2) interest, principal and debt service paid on any indebtedness of the Company; (3) cash expenditures for capital improvements and other capital items; and (4) a reasonable allowance for reserves, contingencies and anticipated obligations as determined by Member Bluegreen; provided Operating Proceeds shall not include any cash arising from refinancing of debt.

                  (S) "PERSON" means an individual, partnership, corporation, limited liability company, trust or other association.



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                  (T) "RESORT INTEREST PROGRAM" shall mean any form of
timeshare, interval interest, timeshare exchange, undivided interest program, timeshare club membership, points-based program, or occupancy program, other than as may be offered by the Company in respect to the Big Cedar Timeshare Project, or as may be offered by Member Bluegreen or its Affiliates, or any Fractional Interest Development offered by Member BCLLC or its Affiliates, whereby the use, occupancy or possession of real property or real property improvements has been made subject to a conveyance, use or occupancy or possession right, which circulates among purchasers according to a first come, first serve reservation system, or a floating or fixed time schedule on a periodic, re-occurring basis, over any period of time in excess of one (1) year in duration.

                  (U) "TREASURY REGULATIONS" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time, and, in the case of any temporary regulations referred to herein, if any, includes the corresponding provisions of pertinent final regulations.

         SECTION 1.9. ADDITIONAL DEFINITIONS. The definitions in Section 1.8 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder," and similar terms shall refer to this Agreement, unless the context otherwise requires.

                        ARTICLE 2. CAPITAL CONTRIBUTIONS

         SECTION 2.1. INITIAL CAPITAL CONTRIBUTIONS. The Members shall initially contribute to the capital of the Company the respective amounts shown opposite their names on Exhibit A attached hereto (the "Initial Capital Contributions"). Member BCLLC is contributing acreage, being an unimproved parcel of land (the "Property") which is identified on that certain Survey which is to depict the real property upon which Phase 1 of the Big Cedar Timeshare Project is to be located, and which Survey of Phase 1 shall be agreed to by the Members prior to the execution of this Operating Agreement. The Members agree that the Property has a fair market value of Seventy Thousand and No/100 Dollars ($70,000.00) per acre. All Members agree that the capital account of Member BCLLC in the Company shall be credited an amount equal to the number of acres depicted on the Survey multiplied by Seventy Thousand and No/100 Dollars notwithstanding the basis of Member BCLLC in the Property. Member Bluegreen is contributing an amount in cash equal to Seventy Thousand and No/100 Dollars ($70,000) multiplied by the number of acres depicted on the foregoing Survey, which amount shall be contributed in accordance with the following: (i) Ten Percent (10%) of such amount shall be contributed upon execution of this Agreement, with the balance of such amount being contributed, from time to time over the period of twelve (12) months from and after the date of execution of this Agreement pursuant to and in accordance with the cash requirements of the Company as provided for in the Closing Business Plan (as defined in Section 2.2 hereinbelow); provided, however, that




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the total amount of the capital contribution from Member Bluegreen shall be contributed by Member Bluegreen to the Company no later than twelve (12) months after the date of execution of this Agreement. If such amount is not completely funded to the Company by such date then, in accordance with the terms and conditions of the Membership Interest Agreement attached hereto as Exhibit "B" and following five (5) days written notice of such failure delivered by Member BCLLC to Member Bluegreen, Member Bluegreen's interest in the Company shall decrease and Member BCLLC's interest in the Company shall increase by one (1) percentage point or fraction thereof for each Sixty Three Thousand Three Hundred Twenty Nine Dollars ($63,329.00) increment or portion thereof which Member Bluegreen has failed to contribute towards the total amount of its Initial Capital Contribution (the "LLC Member Interest Reallocation"). If as a result of the LLC Member Interest Reallocation of Member Bluegreen's interest in the Company results in Member Bluegreen's ownership interest percentage being reduced to fifty percent (50%) and Member BCLLC's ownership interest percentage being increased to fifty percent (50%) then the LLC Member Interest Reallocation shall be adjusted to provide Member Bluegreen's ownership interest percentage be reduced to forty nine and nine-tenths (49.9%) and Member BCLLC's ownership interest percentage be increased to fifty and one-tenth percent (50.10%) accordingly, then in that event the Articles of Organization of the LLC and the Operating Agreement shall be amended accordingly and pursuant to the amended terms thereof, Member BCLLC shall be entitled to appoint two (2) representatives of the Management Committee and Member Bluegreen shall be entitled to appoint one (1) representative of the Management Committee. Member Bluegreen agrees to execute such additional documents as necessary to effectuate Member Bluegreen's obligations pursuant to the Membership Interest Agreement.

         SECTION 2.2. ADDITIONAL CAPITAL CONTRIBUTIONS.

                  (A) Attached hereto, and incorporated herein by this reference, is a business plan, having upon execution hereof, been agreed to by the Members, which forecasts the life of the Big Cedar Timeshare Project (the "Closing Business Plan"). It is agreed that this Closing Business Plan is solely a projection, without representation or warranty, express or implied. After operations are commenced and contributions made, Member Bluegreen shall formulate and deliver to all Members on an annual basis a rolling three (3) year business plan (the "Business Plan") containing projections and budgets with respect to revenues, expenses, operating cash flows, capital expenditures, financing, market priorities and funding required in each case for the following fiscal year or such longer period with respect to certain matters as may be set out in the Business Plan. The Business Plan will estimate all funding and identify proposed funding sources. The Business Plan may propose the Members make additional capital contributions (the "Additional Capital Contributions") in such amounts and at such times as shall be set forth in the relevant Business Plan; provided, however, the Company shall first (i) exhaust opportunities to secure funds from commercial banks or other lenders and, in each case, the Members shall, to the extent required by such lender, provide pro-rata guarantees as may be requested by such lenders, subject to the limitations of this Section; and (ii) attempt to secure funds from the Members. In all events such contributions or guarantees shall be allocated on the basis of the Distribution Percentage and shall not, unless otherwise agreed by a respective Member, exceed an additional amount contributed or guaranteed of more than Four Hundred Ninety Thousand Dollars ($490,000.00) by Member BCLLC and Five Hundred Ten Thousand Dollars ($510,000.00) by Member Bluegreen. If the Members loan money to the Company in accordance with the foregoing, or if additional funding is agreed by the Members as an Additional Capital Contribution, then Member BCLLC shall have the right to elect to borrow such loan or equity contribution from Member Bluegreen, who agrees to loan the same, which loan proceeds will be contributed by Member BCLLC to the Company. Such loans by Member Bluegreen to Member BCLLC (the "Call Loan") shall bear interest at the Applicable Rate of the note or the rate of twelve percent (12%) per annum, whichever is greater, with a term of two (2) years and such loan rate shall contain a default interest rate of three percent (3%) per annum over the annual interest rate. Member BCLLC shall grant to Member Bluegreen a first priority security interest on any additional equity interest in the Company as may be distributed to Member BCLLC in return for the Additional Capital Contribution call payment. In addition, in the event Member Bluegreen makes the Call Loan, then the principal amount of such loan and all interest thereon shall be repaid in its entirety to Member Bluegreen by Member BCLLC from BCLLC's first Distributions from the Company. In the event of default in the payment by BCLLC to Member Bluegreen of amounts due on the Call Loan, then Member Bluegreen shall have the right to, at its option,
(i) purchase BCLLC's interest in the Company at a price equal to eighty percent (80%) of the fair market value of such interest as liquidated damages (the Members agreeing that damages resulting from such default are impossible to ascertain and the Members agreeing that the reduction in the purchase price constitutes the best estimate of damage and is not a penalty); (ii) diminish Member BCLLC's ownership as follows: BCLLC's ownership interest shall be recalculated to be equal to a fraction, the numerator of which will be equal to all capital contributions, loans and credits of Member BCLLC and the denominator of which shall be the aggregate of all capital contributions, loans and credits of all Members (including contribution of the proceeds of the Call Loan) and Bluegreen's ownership will be reciprocally increased in an amount equal to the decrease in BCLLC's ownership interest in the Company. If the loan is obtained by the Company from any Member (or if the Call Loan is made by Member Bluegreen to Member BCLLC), the repayment of such shall be made before any Distributions or repayments are made to any Member who does not advance such loan to the Company or who is not owed the Call Loan.


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         SECTION 2.3. MEMBER LOANS. Any Member or Successor may voluntarily make loans to the Company for any Company purpose if the Management Committee determines, in their sole discretion, that the use of such borrowed funds is needed and would benefit the Company and if such loans ("Member Loans") are made in accordance with the following terms and conditions:

                  (A) If a Member or Successor offers to lend funds to the Company and the Management Committee proposes to accept the offer of such Member or Successor, the Management Committee shall notify the other Members and Successors of the amount of the funds the Company needs to borrow and the nature of the Company's need for the same (the "Proposed Loan Notice"). Each Member and Successor shall have the right, but not the obligation, to participate in the making of such Member Loan by giving notice of his or her election to do so to the Management Committee within five (5) days of receiving the Proposed Loan Notice. If one or more Members or Successors in addition to the originally offering Member or Successor desire(s) to participate in the making of such Member Loan, unless otherwise agreed by all of the Members and Successors so electing to participate in the making of such Member Loan, each such electing Member and Successor shall lend to the Company, no later than fifteen (15) days after the giving of the Proposed Loan Notice, the amount determined by (1) dividing its Distribution Percentage by the aggregate of the Distribution Percentages of all of the Members and Successors so electing; and (2) multiplying the resulting fraction against the amount to be provided to the Company by means of such Member Loan at such time. The Management Committee shall notify each electing Member and Successor of the amount of his or her share of the Member Loan within the fifteen (15) day period and collect the amounts to be loaned by each electing Member and Successor.

                  (B) All Members and Successors making Member Loans shall be entitled to interest thereon, compounded annually, at the Applicable Rate. Member Loans (and the interest thereon) shall be "cash-flow" loans payable (principal and interest) as rapidly as possible, in the order in which such Member Loans were made, but solely out of Operating Proceeds (before distributions to Members and Successors under Article III) or out of dissolution proceeds ("Dissolution Proceeds") (as provided in Section 8.4), and no Member or Successor shall be personally liable for the repayment thereof. For purposes of determining the amount and priority of debt service payments on Member Loans, all Member Loans made within fifteen (15) days after the giving of the Proposed Loan Notice shall be treated as having been made at the same time on the last day of such fifteen (15) day period. Member Loans repayable to Member BCLLC shall, in all cases, be only repaid after any Call Loan is repaid. A Member Loan shall not exceed in interest or priority any unpaid Call Loan.

         SECTION 2.4. NO ADDITIONAL CAPITAL CONTRIBUTIONS. Except as provided in the foregoing provisions of this Article II, no Member or Successor shall be required to make any Additional Capital Contributions or loans to the Company.

         SECTION 2.5. REPAYMENT OF MEMBER LOANS. Repayment of Member Loans may be from Operating Proceeds, reserves, or any other cash or receivables on hand available to the Company. Member Loans shall be repaid on a first in-first out basis and if Member Loans are received with equal priority then payment shall be on a pro-rata basis.

                            ARTICLE 3. DISTRIBUTIONS

         SECTION 3.1. DISTRIBUTIONS OF OPERATING PROCEEDS. Outstanding Loans, whether Call Loans, Member Loans, the Ad Loans or any other loans, owed to any Member, may be payable by cash or receivables of the Company. Until such time as the Ad Loan is repaid, any Distributions to Member BCLLC from the LLC shall be used to reduce the balance due and payable on the Ad Loan. Subject to the right of Member Bluegreen to receive repayment of the Ad Loan from Member BCLLC's Distributions, the Company's Operating Proceeds shall be applied first to satisfy principal and interest payments in respect to outstanding Call Loans or Member Loans (in that order), if any, and the balance distributed to the Members and Successors in proportion to their respective Distribution Percentages, at such times as the Management Committee shall determine (but not less frequently than annually). In the event that Operating Proceeds are available for distribution in accordance with the previous sentence and prior to the maturity date of the Ad Loan, then such Operating Proceeds shall be distributed and Member BCLLC's Distribution shall be used to reduce the balance due and payable on the Ad Loan). Notwithstanding the foregoing, the Management Committee will cause the Company to distribute to each Member cash that equals one-half (1/2) of their respective income tax liability on Company income allocated to each




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respective Member with respect to each tax year of the Company; provided, however, that such amount shall not be in excess of twenty percent (20%) of the total income allocated to such respective Member with respect to each tax year of the Company. In calculating the tax liability of each Member on Company income allocated with respect to each tax year, the Company shall take into account (a) any loss the Company may have previously allocated to such Member that is available to offset such income; and (b) the applicable marginal federal income tax rate and the marginal income tax rate of the state of the Member's principal residence and of the Company, if the two are different. Such amount shall be reduced, but not below zero (0) by the amount of any other cash distributed to such Member (other than the income tax distribution) after the first day of the previous tax year. Such amount shall be distributed quarterly, with a final reconciliation settlement distributed no later than the first day of May of the following year. The income tax distribution shall be distributable only if the Company has sufficient cash available for distribution. For purposes of the preceding sentence, cash available shall mean cash on hand available from operations and not needed by the Company to pay current expenses and debt service. Any income tax distributions shall be an offset against further pro-rata Distributions as may be distributed to the Members by the Company.

         SECTION 3.2. DISTRIBUTIONS TO BE MADE IN CASH OR RECEIVABLES. Unless otherwise unanimously determined by the Members, all Distributions to the Members and Successors shall be made in cash or timeshare receivables. In no event shall any Member or Successor be compelled or permitted to accept a Distribution of any property other than cash from or receivables of the Company unless all Members and Successors consent and receive undivided ownership interests therein that are in the same proportions as they would have shared in a cash distribution equal to the value of such property at the time of such Distribution.

         SECTION 3.3. WITHHOLDING OF DISTRIBUTIONS. Any Member or Successor may, at its election and upon notice to the affected Member or Successor (the "Debtor Party") and the Management Committee, withhold or cause to be withheld from any payment or distribution provided to be made under this Agreement by the Company to the Debtor Party any sum or amount that the Debtor Party owes the Company or such Member or Successor under or by virtue of this Agreement which have been called for but which the Debtor Party has theretofore failed to make, and the amount so withheld shall be paid or contributed, as the case may be, on behalf of the Debtor Party, over to the Person or party (i.e., the Member, Successor or Company) entitled thereto. For purposes of all computations, distributions, and the allocations hereunder, any amount so withheld and paid over to another party or Person shall nevertheless be deemed to have been contributed by or paid or distributed to the Debtor Party. The rights and remedies provided in this Section are in addition to, and not in limitation of, any other rights and remedies provided under this Agreement or under applicable law.

         SECTION 3.4. DISTRIBUTIONS OF CAPITAL; NO INTEREST ON CAPITAL CONTRIBUTIONS; LIMITATION ON CONTRIBUTIONS. Except as provided in the Act and in this Article III or in Article VII, (A), no Member or Successor shall be entitled to withdraw or to receive Distributions of or against his/her/its capital contributions; (B) no Member or Successor shall be paid interest on any capital contribution; and (C) no Member or Successor shall have any priority over other Members and Successors as to contributions or as to compensation by way of income.

                  ARTICLE 4. ALLOCATION OF PROFITS AND LOSSES

         SECTION 4.1. PROFITS AND LOSSES. Subject to Sections 4.2 and 4.3, the Company's income, gains, losses, deductions and credits (and items thereof) for each fiscal year of the Company, shall be allocated among the Members and Successors (for both book and tax purposes) in proportion to their respective Distribution Percentages.

         SECTION 4.2. ALLOCATIONS WITH RESPECT TO TAX MATTERS.

                  (A) Solely for tax purposes, income, gain, loss and deduction with respect to property contributed to the Company by any Member or Successor shall be allocated in accordance with Section 704(c) of the Code, Treasury Regulations issued thereunder, and Treasury Regulations Section 1.704-1(b)(2)(iv)(g), so as to take account of any variation between the basis of Member BCLLC in the Property to the Company and its fair market value at the time of contribution. The Members have agreed that the fair market value of the Property is Seventy Thousand Dollars ($70,000.00) per acre (as such acreage is depicted on the Survey above referred to), regardless of the basis of Member BCLLC in the Property.

                  (B) For purposes of determining shares of nonrecourse liabilities of the Company under Treasury Regulations Section 1.752-3(a)(3), it is hereby specified (in accordance with such Treasury Regulations) that the percentage interest in Company profits of each Member or Successor is the same as his or her Distribution Percentage.

                  (C) If the Company "revalues" its property under the provisions of Treasury Regulations Section 1.704-1-(b)(2)(iv)(f), the capital accounts ("Capital Accounts") shall be adjusted in accordance with Treasury Regulations Section 1.704-(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to so much of the Company's property as has been subject to such "revaluation" as that term is used in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (the "Revalued Property"). The distributive shares of the Members and Successors of depreciation, depletion, amortization and gain or loss with respect to Revalued Property, as computed for tax purposes, shall be determined so as to take account of the variation between the adjusted tax basis and book value of such Revalued Property in the same manner as under Section 704(c) of the Code.

                  (D) If during any taxable year of the Company there is a change in the Interest of any Member or Successor in the Company, then the Management Committee shall cause the allocations of the Company's income, gains, losses, deductions and credits (and items thereof) to be made in a manner which takes into account the varying interests of the Members and Successors in the Company during such taxable year in accordance with Code Section 706(d) and the Treasury Regulations thereunder.

                  (E) The Management Committee is hereby authorized and directed to specially allocate items of income, gain, loss and deduction among the Members during any fiscal year of the Company and/or upon the Company's liquidation and termination (in any reasonable manner which they determine appropriate) so as to cause the Members' Capital Accounts to be consistent with the manner in which they agreed to share partnership distributions under the

Prior Agreement and distributions hereunder (as reflected in Article III and Section 8.4). Each Member agrees that he or she will not (1) file any federal, state, or local income tax return which would be inconsistent or at variance herewith; or (2) challenge or contest the validity of proprietary of the allocations made under the authority of this Section by the Management Committee.

         SECTION 4.3. NONRECOURSE DEDUCTIONS AND MINIMUM GAIN CHARGEBACKS.

                  (A) The Company's Nonrecourse Deductions, if any, for each fiscal year of the Company shall, subject to Section 4.2 (relating to, among other things, allocations to take into account book/tax disparities), be allocated to the Members, for both book and tax purposes, in accordance with their relative Distribution Percentages during such period. The Company's Partner Nonrecourse Deductions, if any, shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(i).

                  (B) If there is a net decrease in Partnership Minimum Gain and/or Partner Nonrecourse Minimum Gain during a fiscal year of the Company, then prior to making the other allocations provided for in this Article IV for such fiscal year, the Members shall be allocated items of income and gain for such year in the manner and relative amounts, if any, required by the applicable provisions of Treasury Regulations Section 1.704-2 regarding minimum gain chargebacks and/or the chargebacks of partner nonrecourse debt minimum gain as applicable.

                  (C) For purposes of this Section, the terms "Nonrecourse Deductions," "Partner Nonrecourse Deductions," "Partnership Minimum Gain" and "Partner Nonrecourse Debt Minimum Gain" shall have the same meaning ascribed to such phrases in Treasury Regulations Section 1.704-2.

                  (D) The allocations set forth in the foregoing provisions of this Section 4.3 shall be made after taking into account all distributions under Articles III or VIII through the end of the period in question.

                             ARTICLE 5. ACCOUNTING

         SECTION 5.1. ACCOUNTING METHODS; COMPANY RECORDS.

                  (A) The Company's books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied, except that the Capital Accounts of the Members and Successors shall be maintained as provided in this Agreement. An annual audit shall be conducted, which audit shall be completed at the cost of the Company, no later than ninety
(90) days after the Company's fiscal year. The Company shall be on the accrual basis for both tax and accounting purposes. All federal, state and local tax returns of the Company shall be prepared by a firm of certified public accountants selected by the Management Committee. Member Bluegreen is hereby designated as the "Tax Matters Partner" (as such term is defined in Section 6231(a)(7) of the Code) or the equivalent representative for the Company. The

Tax Matters Partner shall make any and all tax elections to be made by the Company and may, to the extent determined by the Tax Matters Partner from time to time, elect, in the best interests of the Company, to deviate from Section
4.2 and Section 4.3.

                  (B) The Management Committee shall cause the Company to comply with all record keeping requirements imposed by the Act, and shall provide each Member with the opportunity to inspect and copy such records (at such Member's expense), at reasonable intervals, during ordinary business hours. Neither the Management Committee nor any Member shall have any obligation to provide to any other Member a copy of the Articles of Organization or any other document filed with the Delaware Secretary of State or other governmental authority on behalf of the Company.

         SECTION 5.2. FISCAL YEAR. The fiscal year of the Company shall be the calendar year or as may be determined by the Management Committee.

         SECTION 5.3. BANK ACCOUNTS; TITLE TO BUSINESS PROPERTY. The funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments in the Company's name, as shall be determined by the Management Committee. The funds of the Company shall not be commingled with the funds of any other Person and the Management Committee shall not employ, or permit or cause any other Person to employ such finds in any manner except for the benefit of the Company. Title to the Business Property shall be held, and conveyances thereof shall be made, in the name of the Company. Each bank account shall have provided thereon signatures of Member Bluegreen or such parties as designated by Member Bluegreen.

         SECTION 5.4. CAPITAL ACCOUNTS. A Capital Account shall be maintained for each Member and Successor, consistent with the provisions of Section 5.6, and adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and in accordance with the provisions of this Agreement.

         SECTION 5.5. 754 ELECTION. In the case of a transfer of an Interest which is permitted by this Agreement and which is made in the manner provided in
Section 743 of the Code, then upon the request of the transferee of such Interest, the Company shall file an election under Section 754 of the Code pursuant to the Treasury Regulations applicable thereto.

         SECTION 5.6. TAX STATUS. Any provision of this Agreement to the contrary notwithstanding, solely for federal and state income tax purposes, each party hereto recognizes and acknowledges that it is the Members' intention that the Company will be a limited liability company classified as a partnership for federal income tax purposes and subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; PROVIDED, HOWEVER, the filing of federal and state income tax returns shall not be construed to extend the purposes or expand the obligations or liabilities of the Company, nor shall it be construed to create a partnership (other than for tax purposes) or any other agency relationship between the Members.

              ARTICLE 6. POWERS, RIGHTS AND DUTIES OF THE MEMBERS

         SECTION 6.1. MANAGEMENT AUTHORITY AND DUTIES OF MEMBERS.

                  (A) Subject to Section 6.3 and the other rights specifically granted to the Members under the terms of this Agreement, the business and affairs of the Company shall be managed under the direction and control of a management committee (the "Management Committee") which shall consist of three
(3) individuals, who need not be Members. John L. Morris, George Donovan and Patrick Rondeau shall be the initial members of the Management Committee. At all times and for all purposes, Member Bluegreen or its successor shall have the irrevocable power, authority and right to appoint two (2) members of the Management Committee and Member BCLLC shall have the irrevocable power and authority to appoint one (1) member of the Management Committee. Those Members so empowered may remove and replace their designee(s) to the Management Committee on written notice to all Members. The Management Committee shall have the exclusive right, power, authority and responsibility to manage and operate the business and affairs of the Company and to make all decisions with respect thereto and enter into transactions on behalf of the Company for carrying on the Business. The Management Committee (1) may designate one or more of the members thereof to act alone in respect of any Company matter or determination; or (2) delegate to one or more Persons, who may or may not be Members, ministerial authority to conduct the day-to-day operations of the Company. Unless otherwise so delegated by the Management Committee, no Member shall have any right or power to act for or on behalf of the Company or make decisions with respect thereto. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and each Member. Any act or decision by the Management Committee shall require the approval of two (2) members of the Management Committee whose determination shall be binding on all of the members thereof and the Members of the Company.

                  (B) Unless otherwise expressly provided in a written notice of a meeting, meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone in which each member of the Management Committee can participate. The presence of at least a majority (by number) of the members of the Management Committee shall constitute a quorum for the transaction of business. Meetings shall be held as (i) determined by the Management Committee, or (ii) as requested by any member of the Management Committee. Meetings shall be at least twice per fiscal year; however any meetings of the Management Committee requested by any member of the Management Committee shall not be in excess of (i) four (4) times a year during the Construction Period (which Construction Period, for purposes of this Agreement, shall be defined as the term of three (3) years commencing upon the execution date hereof); or (ii) two
(2) times a year after the termination of the Construction Period. Any meetings of the Management Committee shall be held upon at least ten (10) business days' prior written notice delivered by the Management Committee to the members of the Management Committee. Such notice shall specify the time and place of such meeting and the purpose for such meeting. The Management Committee may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Members promptly after the meeting.

                  (C) The Management Committee shall, as soon as practicable, unanimously agree upon and appoint an individual as manager (the manager, or any successor thereto, being hereinafter collectively referred to as the "General Manager") to supervise the day-to-day operations of the Company. The General Manager shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member thereof, at any special meeting of the Management Committee), the General Manager shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request. The General Manager may be removed and replaced at any time and for any reason (or no reason) by the Management Committee.

                  (D) Member BCLLC shall have the right to approve schematic floor plans, building elevation plans and interior design concepts as the same relate to the Big Cedar Timeshare Project; provided Member Bluegreen shall have the ultimate discretion to determine the same.

                  (E) Each Member shall have the right to review and approve the annual operating budget, inclusive of the annual advertising budget, to be established from time to time by the Management Committee. The Management Committee shall seek input from each Member concerning the adoption of the annual operating budget and the annual advertising budget.

                  (F) Notwithstanding any other provision contained herein to the contrary, the Big Cedar Timeshare Project shall be designed and constructed so that (a) the overall product cost which is to consist of the costs of land, fixtures, furnishing and equipment, central facilities building and amenities, and all soft costs (including by way of example, fees for architectural design, interior design, civil engineering, land planning, soil permitting, reimbursable expenses, costs to date, site improvements, contingencies, and capital interests) will not exceed twenty five percent (25%) of the net average sales price of each timeshare unit; and (b) provided each timeshare cabin unit (as opposed to villa units) shall be designed and constructed at a minimum of product cost equal to One Hundred Eighty Five Thousand and No/100 Dollars ($185,000.00); and provided further that it is anticipated by the Members that in respect to cabin units (as opposed to villa units) that real stone for fireplaces and real logs in cabin construction would be utilized, subject, however, to the right of Member Bluegreen to determine that construction will deviate from use of real stone and real logs, if use of the same would exceed the product cost based upon the above formula.

         SECTION 6.2. SPECIFIC AUTHORITY OF MANAGEMENT COMMITTEE AND GENERAL MANAGER.

                  (A) Subject to the provisions of Section 6.2 and the other rights expressly granted to the Members hereunder, the Management Committee or, at the discretion of the Management Committee, the General Manager, by majority vote if the General Manager is expressly so empowered, is hereby specifically authorized for, and in the name of and on behalf of the Company:

                           (1) To manage and supervise the operations of the
Business Property, including supervision of the acquisition, storage and processing of inventory, oversight of staffing and employment matters and establishing policies for the conduct of the Business;

                           (2) To execute and deliver all instruments necessary
or convenient in connection with the management, maintenance and operation of the Business Property;

                           (3) To execute and deliver, in furtherance of any or
all of the Purposes of the Company, any deed, lease, mortgage, promissory note, bill of sale, contract or other instrument effecting the conveyance, exchange or encumbrance of all or any part of the Business Property, or any interest therein, either to or from the Company, for the Purpose of carrying on the Business and to authorize others so to do, particularly by way of example and not limitation, to authorize others to convey and transfer timeshare interests in the Big Cedar Timeshare Project, and otherwise to appoint third parties for purposes of carrying out receivable financing transactions, including endorsement of consumer notes, assignment of consumer mortgages or deeds of trust, and related documentation, to effectuate receivable financing as relates to timeshare interest sales;

                           (4) To borrow money and issue evidences of
indebtedness, and assume existing indebtedness necessary, convenient or incidental to the accomplishment of the Business;

                           (5) To prepay in whole or in part, refinance, recast,
increase, modify or extend any mortgage or other indebtedness relating to the Company or the Business Property;

                           (6) To engage in business with any Person who
provides any services to, lends money to, sells property to or purchases property from, the Company;

                           (7) To retain or employ and coordinate the services
of employees, supervisors, accountants, attorneys, and other Persons necessary or appropriate to carry out the Business (provided that the Management Committee must unanimously agree on the identity of auditors, unless the auditors is a firm of certified public accountants commonly referred to as one of the big five);

                           (8) To establish and fund, out of the Company's gross
receipts or otherwise, such reserves for anticipated or contingent liabilities and working capital as the Management Committee reasonably deems appropriate and to reverse any such reserves not required;

                           (9) To engage in any kind of activity and to perform
and carry out such contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the Business;

                           (10) To handle all matters in connection with the
construction of improvements to be constructed on the Business Property;

                           (11) To perform all other duties and functions
provided herein to be performed by the Management Committee, as in the discretion of the Management Committee so determined,

                           (12) To accept instruments of indebtedness from
consumer purchasers of timeshare interests and to sell or hypothecate such timeshare interests under any arrangements as may be established by the Management Committee on behalf of the Company, on such terms as may, from time to time, be acceptable to the Management Committee and to further pledge or sell collateral related to such timeshare interests to such third party financier as may be determined from time to time by the Management Committee;

                           (13) To establish sales prices for timeshare
interests and to sell or hypothecate timeshare receivables under any arrangements as may be established by the Management Committee on behalf of the Company, on such terms as may, from time to time, be acceptable to the Management Committee and to further pledge or sell collateral related to such timeshare interests to such third party financier as may be determined from time to time by the Management Committee;

                           (14) To engage any and all personnel who, from time
to time, may be determined by the Management Committee necessary or desirable to advance the Company or the Business of the Company; and

                           (15) To purchase insurance to protect the interests
of the Company. Such insurance purchased shall include, but not be limited to the following:

                                    (a) Workers' Compensation, providing
Statutory Limits for Coverage A and limits of at least One Million and No/100 Dollars ($1,000,000.00) for coverage B (employers' liability);

                                    (b) Commercial or Comprehensive General
Liability providing limits of at least One Million and No/100 Dollars ($1,000,000.00) on an occurrence form, including personal injury liability;

                                    (c) Business Auto, including owned, hired
and non-owned coverage, with limits of at least One Million and No/100 Dollars ($1,000,000.00);

                                    (d) All Risks Builders Risk/Property
coverage for construction projects, including interests of Company, contractors, and financial parties as their interests may appear;

                                    (e) Crime coverage, including the management
and salespersons of the Company; and

                                    (f) Umbrella/Excess Liability, in the name
of the Company, with limits of not less than Twenty Five Million and No/100 Dollars ($25,000,000.00).

         The Management Committee and General Manager shall also be authorized to review periodically the need for additional coverage.

         (16) To require the following insurance to be in place for any independent contractors having any activity dealing with constructing "The Big Cedar Timeshare Project."

                                    (a) A Certificate of Insurance must indicate
minimum limits of One Million and No/100 Dollars ($1,000,000.00) per occurrence for Commercial or Comprehensive General Liability (including contractual and completed operations liability coverages) and that coverage is on an Occurrence Form;

                                    (b) A Certificate indicating Statutory
Workers' Compensation coverage and One Million and No/100 Dollars
($1,000,000.00) minimum of employers' liability coverage;

                                    (c) A Certificate indicating a minimum of
One Million and No/100 Dollars ($1,000,000.00) per occurrence for Business Auto Liability (including owned, hired and non-owned coverage).

                                    (d) A Certificate indicating builders all
risk coverage (including items in transit), contractors equipment coverage (including coverage for owned, leased or rented equipment), and an Installation floater. All such coverages shall insure full or replacement value of materials and equipment at risk.

                                    (e) A Certificate must show Company and
Owner have been endorsed on the policy as additional insureds under the General Liability and on any Umbrella/Excess coverage carried and that all policies contain a full waiver of subrogation against Owner and Company. A copy of policy endorsement showing additional insured status, waiver of subrogation, and any other special policy provisions which may exclude or limit our additional insured position must be attached to the Certificate.

                                    (f) All insurance required of Independent
Contractor shall be primary and non-contributory with respect to any other insurance available to Company and Owner. Any and all deductibles and/or self-insured retentions shall be assumed by and be for the account of and at the sole risk of the Independent Contractor.

                                    (g) All insurance costs are for the account
of the Independent Contractor and shall not be passed onto Company or Owner.

                                    (h) Higher limits and/or lower deductibles
or self-insured retentions may be required for certain contractors or on certain projects as determined by Company's or Owner's Risk Management departments.

                                    (i) The Certificate must indicate a firm
thirty (30) day notice of cancellation or change.

                                    (j) Certified copies of all policies shall
be furnished to Company's or Owner's Risk Management Departments, upon request.

                                    (k) All Certificates must be mailed to: Risk
Management Department, 2500 E. Kearney, Springfield, MO 65898 at the time of execution of this contract, annually upon policy renewal, and at any other time requested by Company or Owner.

                  (B) Any Person dealing with the Company or the Management Committee may rely upon a certificate signed by a majority of the Management Committee as to (i) the identity and authority of the General Manager; (ii) authorization to conduct any business on behalf of the Company; (iii) the identity and authority of any representative or agent of the Company for purposes of carrying on the business and affairs of the Company, including but not limited to, sales and marketing of timeshare interests and the hypothecation, sale and endorsement of evidences of indebtedness as respects the sale of timeshare interests and collateral related thereto; or (iv) any matter upon which the Management Committee may set forth on such certificate, including any matter in respect to which the Management Committee may take action regarding sales and marketing of timeshare interests and involvement of third parties for financing respecting such timeshare interests, whether by hypothecation or sale.

         SECTION 6.3. RESTRICTIONS ON AUTHORITY OF THE MANAGEMENT COMMITTEE AND THE GENERAL MANAGER; MAJOR DECISIONS.

                  (A) In addition to the limitations set forth elsewhere herein, neither the Management Committee nor the General Manager shall undertake or cause the Company to undertake any of the following without the consent of all of the Members:

                           (1) Do any act in contravention of this Agreement;

                           (2) Possess Company property, or assign the Company's
rights in specific Company property in trust for creditors, or in the assignee's promise to pay the debts of the Company, or for other than a purpose of the Company;

                           (3) Admit additional or substitute Members to the
Company except as otherwise provided herein;

                           (4) Change or reorganize the Company into any other
legal form;

                           (5) Cause the Company to engage in any business other
than the Business or extend the scope of the Business, by implication or otherwise;

                           (6) The acquisition by the Company of any other real
estate or any interest therein, property or assets not related to the Business Property;

                           (7) Effect the sale or transfer of all or
substantially all of the Business Property;

                           (8) Make any expenditure which will be considered
"capital" in nature under generally acceptable accounting principles, if such expenditure would be a departure from the annual operating budget;

                           (9) Make any Distribution of the Business Property to
Members other than cash or receivables or make any Distribution by the Company other than in accordance with Articles 3 or 8;

                           (10) Appointment of the General Manager as described
in Section 6.1(C); or

                           (11) Enter into any agreement with a Member or any
Affiliate of a Member, other than in the ordinary course of business of the Company.

         SECTION 6.4. MEETINGS AND VOTING BY MEMBERS.

                  (A) Meetings of Members shall be held at the Company's principal place of business or such other place as designated by the Management Committee. Not less than ten (10) nor more than twenty (20) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting.

                  (B) Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy. The presence in person or by proxy of a majority of the Distribution Percentage and a majority of the Management Committee shall constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney-in-fact.

                  (C) A determination by those Members owning a majority or more of the Distribution Percentages shall be effective whether or not all Members are in attendance at any meeting in which such determination is made, or whether such determination is made by formal or informal, oral or written instructions of such Members, and such determination so made by the Members who may actually vote the proposed determination. Notwithstanding any provision in this Agreement to the contrary, in no event shall a Member who is in default under this Agreement at the time a vote is taken or a decision is made be entitled to vote (or give or withhold consent or approval) in respect of any act, determination, major decision or other decision of the Company.

         SECTION 6.5. CONFLICTS OF INTEREST.

                  (A) Neither the members of the Management Committee nor the General Manager shall be required to devote full time to their duties hereunder but shall devote reasonable time and effort thereto.

                  (B) Subject to Section 6.10 and the other provisions of this Agreement, any Member or Affiliate of a Member may engage independently or with others in other business ventures of every nature and description. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member or Affiliate of a Member is involved or to the income or proceeds derived therefrom, subject to the terms of this Agreement The pursuit of other ventures and activities by Members or Affiliates of a Member, even if directly competitive with the Business, is hereby consented to by the Members and shall not be deemed wrongful or improper, subject to the terms of this Agreement. No Member or Affiliate of a Member shall be obligated to present any particular business or investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate of a Member shall have the right to take for his/her/its own account (individually or as a member or fiduciary), or to recommend to others, any such particular opportunity. Notwithstanding the foregoing, the relationship of the Members as respects conflicts of interest in competing businesses shall also be subject to the Marketing and Promotions Agreement.

                  (C) No Member or any of its Affiliates, nor any officer, director, employee or former employee of any Member or its Affiliates, shall be deemed to be in breach hereof or have any obligation, or be liable, to any Member or the Company for exercising any of the rights of such Member or such Affiliate under this Agreement, or for exercising or failing to exercise its rights hereunder, or for breach of any other duty to any Member or the Company by reason of such conduct, other than an act which constitutes fraud or bad faith.

         SECTION 6.6. TRANSACTIONS WITH MEMBERS AND AFFILIATES. The Company may enter into agreements with one or more Members or Affiliates of a Member to provide leasing, management, legal, accounting, architectural, brokerage, development or other services or to buy, sell or lease assets to or from the Company, provided that any such transactions shall be unanimously approved by the Management Committee and shall be at rates at least as favorable to the Company as those available from unaffiliated parties. The validity of any transaction, agreement or payment involving the Company and any Member or Affiliate of a Member otherwise permitted hereunder shall not be affected by reason of the relationship between such Person and the Company or any of its Members. Despite the above, the Members agree that the Management Committee has unanimously approved and accepted those agreements entitled the Administrative Services Agreement by and between Bluegreen/Big Cedar Vacations, LLC and Bluegreen Vacations Unlimited, Inc.; the Marketing and Promotions Agreement by and between Bass Pro, Inc., Member BCLLC, Bluegreen Vacations Unlimited, Inc and the Company; the Operational Services and Integration Agreement by and between the Company, Big Cedar Resort Club Owners Association, Inc. ("Owners Association") and Member BCLLC; the Contribution Agreement by and between Member Bluegreen and Member BCLLC; and the Servicing Agreement by and between Bluegreen Corporation and the Company, together with those certain agreements as may exist by and between Member Bluegreen or Affiliates of Member Bluegreen to provide management services to the Owners' Association at the Big Cedar Timeshare Project, title services, including title insurance, and exchange and/or reservation services respecting use of the Big Cedar Timeshare Project (to be at the expense of the timeshare user or participant) ("Approved Agreements").

         SECTION 6.7. LIABILITY AND INDEMNIFICATION OF THE MANAGEMENT COMMITTEE, GENERAL MANAGER, MEMBERS AND AFFILIATES.

                  (A) Neither any member of the Management Committee nor the General Manager, a Member, or an Affiliate of a Member shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Members for any action taken or failure to act on behalf of the Company unless such action or omission constitutes fraud or bad faith.

                  (B) The Company shall, to the fullest extent permitted under the Act, indemnify and hold harmless the members of the Management Committee, the General Manager, the Members and their Affiliates from any loss, damage, liability, or expense incurred or sustained by them by reason of any act performed or any omission for or on behalf of the Company, including any judgment, award, settlement, reasonable attorneys' fees, and other costs and expenses (which may be advanced by the Company) incurred in connection with the defense of any actual or threatened action, proceeding or claim.

                  (C) The members of the Management Committee, the General Manger and each Member hereby agrees to indemnify and hold the Company wholly and completely harmless from any liability, cost or damage that any such indemnified party may incur (including reasonable legal and other expenses incurred in defending against such liability, cost or damage) as a result of such indemnifying party's fraud or bad faith. No amount paid hereunder shall be treated as a capital contribution or a loan by the party making such payment.

         SECTION 6.8. COMPENSATION AND REIMBURSEMENT OF THE MEMBERS.

                  (A) The Company shall not pay the Members any salary or other compensation for acting as Members hereunder; provided, however that the Company may pay a Member for goods received or services provided by that Member to the Company pursuant to any authorized agreement by and between the Company and any Member, including, but not limited to the Approved Agreements. The General Manager shall receive a salary for serving in such capacity in such amounts and on such terms as may be approved by the Management Committee.

                  (B) Except as set forth in this subsection (B), or otherwise provided pursuant to any agreement entered into by and between the Company and a Member (specifically to include those agreements referenced hereinabove in Section 6.8(A), each Member shall be responsible for paying all expenses necessary to permit such Member to carry out such Member's duties and obligations hereunder and such expenses shall not be reimbursed by the Company or treated as a contribution to the capital of the Company by such Member. The Company shall reimburse the members of the Management Committee and the General Manager for all reasonable out-of-pocket expenses incurred by them in connection with the discharge of their obligations under this Agreement in such capacity or otherwise incurred by them on behalf of the Company.

                  (C) The rights to reimbursement under this Section shall not be effected by the disallowance for tax purposes, in whole or in part, any amounts reimbursed under the foregoing provisions of this Section.

         SECTION 6.9. LIABILITY FOR COMPANY DEBTS AND OBLIGATIONS. No Member shall be personally liable for any of the expenses, liabilities or obligations of the Company except to the extent expressly provided in Sections 2.2, 6.8(C) or 7.1(C), or in an agreement executed by such Member evidencing his or her agreement to be personally liable for such expense, liability or obligation.

         SECTION 6.10. NON-COMPETITION.

                  (A) Notwithstanding any other provision of this Section 6.10 or other provision of this Operating Agreement, the Members agree as follows:

                           (1) For the benefit of Member BCLLC and its
Affiliates, Member Bluegreen, on behalf of itself and its Affiliates, agrees that neither it nor any of its Affiliates shall affiliate with, sell or offer for sale outdoor recreational products or services of any entity which sells such outdoor recreational products or services and which directly competes with the outdoor recreational products and services of Bass Pro, Inc. or Tracker Marine, LLC (Affiliates of Member BCLLC). The restrictions contained in this subparagraph shall terminate in the event that Member BCLLC, Bass Pro, Inc. or Tracker Marine, LLC file or have filed against them a bankruptcy proceeding.

                           (2) For the benefit of Member Bluegreen and its
Affiliates, Member BCLLC on behalf of itself and its Affiliates, agrees that neither it nor any of its Affiliates shall sell, market, advertise or promote any Resort Interest Program, excepting, however, the Big Cedar Timeshare Project, the Bluegreen Vacation Club, or any Bluegreen Timeshare Facility as offered by Member Bluegreen. Neither Member BCLLC nor its Affiliates shall develop any Resort Interest Program, except (i) in accordance with Member BCLLC's right to participate provided in Section 6.11, below; or (ii) in regard to Fractional Interest Developments as provided herein. Neither Member BCLLC nor any of its Affiliates shall affiliate with any entity for purpose of developing, marketing, promoting or advertising any other Resort Interest Program, excepting with Member Bluegreen and as excepting Fractional Interest Developments as provided for in this Agreement. Member BCLLC may sell, develop, market, advertise or promote a Fractional Interest Development if developed by Member BCLLC or its Affiliates, so long as such Fractional Interest Development contains no more than twenty-five (25) accommodations in the respective Fractional Interest Development. Such Fractional Interest Developments may, by way of example and not limitation, include projects owned or controlled by Member BCLLC and its Affiliates, existing at Valhalla Island, Florida; Floridian

Sports Club; Welaka, Florida; and Frying Pan River Ranch, Colorado. The restrictions contained in this subparagraph shall terminate in the event Member Bluegreen files or has filed against it a bankruptcy proceeding.

         SECTION 6.11. RIGHTS TO PARTICIPATE. The Members agree as follows:

                  (A) MEMBER BCLLC'S RIGHT TO PARTICIPATE. It is acknowledged by the Members that Member Bluegreen is in the business of developing, marketing and selling timeshare projects. It is further acknowledged by the parties that there may arise the occasion where a timeshare project developed by Member Bluegreen may consider replicating the Big Cedar Timeshare Projects at other locations. Member Bluegreen agrees that so long as Member BCLLC is not the subject of a bankruptcy proceeding filed by or against it, Member BCLLC shall have the exclusive, irrevocable and absolute right to "Participate" (as herein defined) with Member Bluegreen in the development of future timeshare projects founded upon replication of the Big Cedar Timeshare Project. A timeshare project shall be deemed to be founded upon replication of the Big Cedar Timeshare Project if it is founded upon an outdoor/wilderness/rustic theme, utilizing lodges and cabins, irrespective of the selling price or the materials used to construct the project, provided that such timeshare project is determined to be architecturally substantially similar to the Big Cedar Timeshare Project with use of the same materials as used in such project. The right to Participate of Member BCLLC and the Company hereunder shall terminate in the event that Member BCLLC files or has filed against it a bankruptcy proceeding and shall be subject to the following:

                           (1) The right to Participate shall only apply to
future timeshare projects developed by Member Bluegreen as are located within the United States and as are developed within ten (10) years from the date of execution of this Operating Agreement, extended for any periods of time during which the Marketing and Promotions Agreement made and entered into by and between Member Bluegreen and Member BCLLC and its Affiliate, Bass Pro, Inc., may be extended; provided that the right to Participate shall only apply so long as
(a) the identity of the partners, general and limited, within Member BCLLC and their respective owners are the same at the time of election to Participate as they are upon execution of this Agreement, or (b) if not the same, so long as John L. Morris, his heirs or estate planning trustees have a material involvement with any substitute partner and, in all events, so long as such partners are not in competition with Member Bluegreen, nor are any competitors of Member Bluegreen otherwise involved nor participating therein.

                           (2) The Right to Participate shall mean the right to
co-develop and/or provide marketing and promotional services as such co-development or providing of services may be mutually agreed to by Member BCLLC and Bass Pro, Inc. on the one hand, and Bluegreen Vacations Unlimited, Inc. on the other.

                           (3) Any election by Member BCLLC to participate shall
be effective only if Member BCLLC, Member Bluegreen and Bass Pro, Inc. and its respective Affiliates execute a letter of understanding documenting their mutual agreement as to co-development and marketing and promotional services as relate to the proposed future timeshare project within sixty (60) days after Member BCLLC receives written notice from Member Bluegreen of its intent to develop an additional timeshare project meeting the requirements set forth hereinabove. Such notice by Member Bluegreen shall include a reasonable description of the timeshare project. Such information as included in the notice shall be maintained by Member BCLLC as confidential information which may be disclosed by Member BCLLC only to inform Bass Pro, Inc. and their respective advisors, legal counsel, consultants and senior executives who have a need to know such information, and otherwise be disclosed only as required by applicable law. If Member BCLLC elects not to Participate or fails to perform as aforesaid, then Member Bluegreen may proceed with any additional timeshare projects without Participation or involvement of Member BCLLC. The right of Member BCLLC in this paragraph shall terminate if Member BCLLC files or has filed against it a bankruptcy proceeding.

                  (B) MEMBER BLUEGREEN'S RIGHT TO PARTICIPATE.

                           (1) If Member BCLLC or its Affiliates develop a
respective Fractional Interest Development as above referred to (or develop any resort interest program as otherwise may be interpreted as permitted under this Agreement), and determine that the same is to be developed through the participation of an additional investor, whether by joint venture, limited liability company, or otherwise, then Member BCLLC and its Affiliates agree that so long as Member Bluegreen is not the subject of a bankruptcy proceeding filed by or against it, the first option and right to so participate is hereby granted and shall be made available to Member Bluegreen and its Affiliates. Prior to offering any participation to any other party in any such Fractional Interest Development (or any other permitted resort interest development as may be interpreted as acceptable under the terms of this Agreement), Member BCLLC and its Affiliates shall provide the Right to Participate to Member Bluegreen. The right of Member Bluegreen to participate as herein provided shall be for ten
(10) years from the date of execution of this Operating Agreement, extended for any period of time during which the Marketing and Promotions Agreement may be extended.

                           (2) Any election by Member Bluegreen to participate
shall be effective only if Member Bluegreen and Member BCLLC execute a letter of understanding documenting their mutual agreement as to Member Bluegreen's right to participate as relates to the Fractional Interest Development or other permitted Resort Interest development within sixty (60) days after Member Bluegreen receives written notice from Member BCLLC of its intent to develop a Fractional Interest Development or other permitted Resort Interest development. Such notice by Member BCLLC shall include a reasonable description of the proposed development. Such information as included in the notice shall be maintained by Member Bluegreen as confidential information which may be disclosed by Member Bluegreen only to inform their respective advisors, legal counsel, consultants and senior executives of Member Bluegreen who have a need to know such information otherwise be disclosed only as required by applicable law. If Member Bluegreen elects not to participate or fails to perform as aforesaid, then Member BCLLC may proceed with such respective Fractional Interest Development without participation or involvement of Member Bluegreen. The Right to Participate contained in this paragraph shall terminate in the event that Member Bluegreen files or has filed against a bankruptcy proceeding. If Member Bluegreen elects not to Participate, or fails to perform as aforesaid, then Member BCLLC may proceed without Participation or involvement of Member Bluegreen.

                       ARTICLE 7. TRANSFERS OF INTERESTS

         SECTION 7.1. RESTRICTIONS.

                  (A) Except as provided in this Section 7.1and each sub-part hereof, no Member (or Successor) may, without the prior consent of all of the Members not then in default hereunder, effect a Transfer of all or any part of his or her Interest. "Transfer" means any voluntary or involuntary transfer, sale, assignment, exchange, encumbrance, charging order or hypothecation or other disposition.

                  (B) Voluntary Transfers in violation of the provisions hereof shall be void and of no effect for any purpose. Members who have effected Transfers of all of their Interests shall have no further right, authority, and/or responsibility to participate in the management of the business and affairs of the Company.

                  (C) Each party hereto acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each party hereto hereby further agrees to hold the Company and each Member (and such Member's Successors) wholly and completely harmless from any cost, liability, or damage (including reasonable attorneys' fees, liabilities for income taxes, and the cost of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer by such party in violation of this Agreement.

                  (D) Notwithstanding any provisions contained hereinabove, the Members agree that John L. Morris and his heirs and estate planning trustees may transfer their interests in Member BCLLC from and after the date hereof to an entity which is controlled by John L. Morris, provided, however, that (i) neither the LLC nor Member Bluegreen, nor any Affiliate of Member Bluegreen shall be subject to any liability, expense, cost or obligation arising or resulting from such assignment; (ii) John L. Morris and Member BCLLC shall indemnify the LLC, Member Bluegreen and any Affiliate of Member Bluegreen from any costs expenses, liabilities or obligations as might arise or result from such assignment; and (iii) legal counsel to Member BCLLC and John L. Morris shall provide an opinion to the LLC. Member Bluegreen and any Affiliate of Member Bluegreen that, to the best of their knowledge, information and belief, after due inquiry and investigation, such assignment is valid, enforceable and in compliance with applicable law.

         SECTION 7.2. EFFECT OF ASSIGNMENT; DOCUMENTS.

                  (A) All whole or partial Interests Transferred pursuant to the provisions of this Article VII shall be subject to the restrictions and obligations set forth in this Agreement and no Transfer of a whole or partial Interest otherwise permitted hereunder (except for a pledge or collateral assignment to another Person) shall be effective for any purpose unless and until the party to whom such Interest is being Transferred has executed this

Agreement (as amended) and agreed to be bound by all of its terms and provisions. Unless otherwise expressly agreed by the Members or expressly provided herein, no Transfer permitted hereunder shall relieve the assignor from any of its obligations under this Agreement accruing prior to such Transfer.

                  (B) In the event ownership of any whole or partial Interest is transferred to any other Person in accordance with the provisions set forth in this Article VII, the successor to such Interest (a "Successor") shall succeed to such Interest as an assignee only under the Delaware Act and shall have no right, except as provided in (C) below, to become a substitute Member or to participate in the management of the business and affairs of the Company and shall not be considered a "Member" under this Agreement or be a "member" as that term is used in the Act with respect to such Interest; PROVIDED, HOWEVER, that such Successor shall, in addition to the other rights and obligations of a Successor herein expressly set forth, 1) be liable for the obligations of his or her assignor under this Agreement attributable to such Interest; (2) be subject to the continuing obligations attributable to such Interest under this Agreement; and (3) be entitled to receive the distributions attributable to such Interest under Articles III and VIII and allocations of profits and losses (and items) under Article IV.

                     ARTICLE 8. DISSOLUTION OF THE COMPANY

         SECTION 8.1. LIQUIDATION EVENTS.

                  (A) No act, thing, occurrence, event, or circumstance shall cause or result in the dissolution of the Company except that the earliest to occur of any of the following events (a "Liquidation Event") shall work an immediate dissolution of the Company:

                           (1) December 31, 2050;

                           (2) The sale or other disposition of all or
substantially all of the Business Property;

                           (3) A decision to do so approved by all Members; or

                           (4) Subject to Section 8.2 below, any event (each a
"Dissociation Event") described in Section 18-801 of the Act occurring with respect to a Member; PROVIDED, HOWEVER, that the Members hereby agree that, upon the occurrence of (a) a permitted Transfer in accordance with the provisions of
Article VII; or (b) a voluntary withdrawal of a Member in violation of the terms of this Agreement, the business and affairs of the Company shall be automatically continued by the Company and such event shall not constitute a Dissociation Event for purposes of this Agreement.

                  (B) Notwithstanding any provision of the Act, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member covenants and agrees not to (1) take any action to dissolve the Company; (2) take any action that would cause a bankruptcy of such Member; (3) voluntarily withdraw or attempt to withdraw from the Company; (4) exercise any power under the Act to dissolve the Company; or (5) petition for judicial dissolution of the Company, without the unanimous consent of the Members not then in default hereunder.

         SECTION 8.2. RIGHT TO CONTINUE BUSINESS AND AFFAIRS OF COMPANY.

                  (A) Upon the occurrence of a Dissociation Event with respect to a Member (the "Dissociation Member"), the Dissociating Member shall give notice thereof to the other Members and such remaining Member(s) may, within the ninety (90) day period following such occurrence, elect, by agreement of Members collectively holding more than fifty percent (50%) of the Distribution Percentages then held by Members, to continue the business and affairs of the Company for the balance of the term hereof (it being understood that if such an agreement is not executed within such ninety (90) day period, the Dissociation Event shall constitute a Liquidation Event). In the event any Member acquires knowledge of a Dissociation Event, that Member shall promptly give notice thereof, specifying the nature of the Dissociation Event and the identity of the Dissociating Member, to the Company and all of the other Members (including the Dissociating Member) and such notice shall be deemed to be notice from the Dissociating Member for purposes of this Section.

                  (B) If the remaining Member(s) so elect to continue the business and affairs of the Company:

                           (1) The Company shall not dissolve and its business
and affairs shall be carried on without interruption, and without the necessity of the execution of any confirmatory agreement, under the same name and under the same terms and provisions as are set forth in this Agreement (as the same may be amended by the remaining Members); and

                           (2) The Management Committee shall take such steps
and make such filings as may be required to reflect such Dissociation Event and the continuation of the business and affairs of the Company.

         SECTION 8.3. DISTRIBUTION OF PROCEEDS ON DISSOLUTION; WINDING UP; RESERVES.

                  (A) Upon the Occurrence of a Liquidation Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and neither the Management Committee nor any General Manager or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as Dissolution Proceeds have been distributed pursuant to this Section 8.4 and the Company has filed articles of termination.

                  (B) The General Manager or, if there is no General Manager, a Member appointed by the Management Committee (in either case, the "Winding-Up Member") shall be responsible for overseeing the winding up and liquidation of the Company. As soon as reasonably practical after the occurrence of a Liquidation Event, the Winding-Up Member shall file a notice of winding up and take such other actions as are required under the Act to dispose or make provision for the known and unknown claims against the Company. After filing the notice of winding up, the Winding-Up Member shall take full account of the Company's liabilities and the Business Property, cause the Business Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom and any other assets and funds of the Company (collectively, the "Dissolution Proceeds") to the extent sufficient therefor, to be applied and distributed in the following order:

                           (1) First, to the payment of all unpaid secured
indebtedness of the Company to the extent of the lesser of the value of the secured property or the amount of the secured indebtedness;

                           (2) Second, to the payment of the Company's remaining
indebtedness, including any outstanding indebtedness under the Ad Loan, any Call Loan and any Member Loans (but excluding any other Distributions to Members or Successors), but if the amount available therefor shall be insufficient, then pro-rata on account thereof; and

                           (3) Third, the balance, if any, less such reserves
("Dissolution Reserves") as the Winding-Up Member reasonably determines are necessary or appropriate for anticipated or contingent expenses of the Company, shall be distributed to the Members and Successors pro-rata in accordance with their positive Capital Account balances.

                  (C) To the extent the Winding-Up Member subsequently determines Dissolution Reserves (or any part thereof) to be unnecessary for Company expenses, he or she shall cause such amounts to be distributed or paid to the Members, Successors, or other Persons who would have received the proceeds comprising such Dissolution Reserves under this Section 8.3 as if such proceeds had not been used to fund Dissolution Reserves.

                  (D) When all of the remaining property and assets of the Company have been applied and distributed as provided in this Section 8.4, the Winding-Up Member shall file articles of termination as provided in the Act and take such other actions as may be necessary to cause the Company to withdraw from all jurisdictions where the Company is then authorized to transact business.

         SECTION 8.4 NO LIABILITY. Each Member and Successor shall look solely to the assets of the Company for all distributions with respect to the Company and his or her capital contributions thereto and share of profits or losses thereof, and shall have no recourse therefor against any Member or Successor; PROVIDED, HOWEVER, that nothing herein contained shall relieve any Member or Successor of his or her obligation to make the required capital contributions herein provided or to pay any liability or indebtedness or perform any indemnity owing the Company or any other Member or Successor by such Member or successor by reason of this Agreement, and the Company and the other Members and Successors shall be entitled at all times to enforce such obligations of such Member or Successor.

                               ARTICLE 9. GENERAL

         SECTION 9.1 NOTICES/APPROVALS TO BE IN WRITING. Any notice, request, approval, consent, demand or other communication required or permitted hereunder shall be given in writing by (A) personal delivery; or (B) expedited delivery service with proof of delivery; or (C) United States Mail, postage prepaid, registered or certified mail, return receipt requested; or (D) prepaid telegram, facsimile, or telex, sent to the Company at the address set forth in Section 1.5 and/or the party to whom the communication is directed at the address set forth on Exhibit A, or to such different address as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of such a confirmed telegram, facsimile, or telex, upon receipt.

         SECTION 9.2 AMENDMENTS. Except as otherwise provided in Section 9.6, this Agreement may be amended only by agreement executed by all the Members.

         SECTION 9.3 MISCELLANEOUS. Time is of the essence with respect to this Agreement. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the remainder of this Agreement, or the application of such provision to any other Persons or circumstances, shall not be affected thereby and shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid and enforceable. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference. All capitalized terms are defined herein and are used as so defined. This Agreement may be executed in several counterparts and all so executed shall constitute one Operating Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be more strictly construed against the party which itself, or through its agent, prepared the same, it being agreed that the agents of all parties have participated or had the opportunity to participate in the preparation of this Agreement.

         SECTION 9.4 REMEDIES.

                  (A) If the Company or any party obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member, Successor, or the Company (including, any action for damages, specific performance, or declaratory relief) for or by reason of breach by such party of this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company; provided, however, that liability of any Member, successor or the Company for or by reason of breach by such party of this Agreement, shall be limited as set forth herein.

                  (B) The remedies conferred upon the Company or any Member or Successor in this Agreement are intended to be exclusive of any other remedy herein or by law provided or permitted. No failure or delay on the part of a Member or the Company to exercise any right it may have in the event of an act or omission giving rise to a claim hereunder in accordance with the terms of this Agreement by a Member shall prevent the exercise of such right by such Member or the Company at any time such Member defaulting as provided for in this Agreement, may continue to be so in default, and no such failure or delay shall operate as a waiver of any default. Notwithstanding the limitations of liability as provided for in this Agreement, each party to this Agreement agrees that the Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to the remedies to which the nonbreaching Members may be entitled in accordance with the terms hereof the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

                  (C) No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement whether or not such Member or the company knows of such breach at the time it accepts such payment or performance.

                  (D) The Members intend for the purpose and objectives of the Company to be reached and to that extent, they shall not unreasonably withhold their consent or approval.

                  (E) In the event of any dispute or disagreement between the Members, such party shall give written notification of such dispute or disagreement to, if such party is BCLLC or any their Affiliates, George Donovan, or the person then performing the duties at Bluegreen currently performed by George Donovan ("BXG, CEO") and if such party is Bluegreen, acting as Bluegreen, Bluegreen Affiliates or the LLC, to John L. Morris, or the person performing the duties at BCLLC currently performed by John L. Morris ("Marketer, CEO"); and
(iii) the CEOs shall communicate with each other promptly with a view to resolving such dispute or disagreement within ninety (90) days of commencing any negotiations (or such extended period as the CEOs agree is appropriate in any such case). The foregoing shall be a condition precedent to applicability of the Remedies section, as provided in this paragraph 9.4. During any period of such communications, all services prior to any claimed default shall continue without any alteration or modification, except as acceptable to the party receiving such services.

         SECTION 9.5 REPRESENTATIONS AND WARRANTIES. Each Member warrants, represents, agrees and acknowledges: (1) that he or she has adequate means of providing for his or her current needs and foreseeable future contingencies, and anticipates no need now or in the foreseeable future to sell his or her Interest; (2) that he or she is acquiring his or her Interest for his or her own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof; (3) that he/she and his/her independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in his or her acquisition of his or her Interest and they have evaluated the same; (4) that he or she is able to bear the economic risks of such investment; (5) that he/she and his/her independent counselors have made such investigation of the Company (including its business prospects and financial condition) and the Members have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding the Company and the Members as they deem necessary to fully evaluate his or her investment therein; (6) that in connection with his or her acquisition of an Interest, he or she has been fully informed by his or her independent counsel as to the applicability of the requirements of the Securities Act of 1933 and all applicable state securities or "blue-sky" laws to his or her Interest; (7) that he or she understands that (a) his or her Interest is not registered under the Securities Act or any state securities law; (b) there is no market for his or her Interest and that he or she will be unable to transfer his or her Interest unless such is so registered or unless the transfer complies with an exemption from such registration (evidence of which must be satisfactory to counsel for the Company); (c) such Interest cannot be expected to be readily transferred or liquidated; and (d) his or her acquisition of an Interest in the Company involves a high degree of risk; and (e) that no representations are or have been made to him or her by the Management Committee, any Member, or their respective representatives as to any tax advantages which may inure to his or her benefit or as to the Company's status for tax purposes, and that he or she has relied upon his or her independent counsel with respect to such matters.

         SECTION 9.6 POWER OF ATTORNEY.

                  (A) Each Member and Successor hereby irrevocably makes, constitutes, and appoints the members of the Management Committee as his or her true and lawful attorneys-in-fact to make, execute, sign, acknowledge and file with respect to this or any successor Company;

                           (1) Such amendments to or restatements of the
Company's Articles of Organization as may be required or appropriate pursuant to the provisions of this Agreement, or otherwise under the Act;

                           (2) Any and all amendments or changes to this
Agreement and the instruments described in subsection (1), as now or hereafter amended, which the Management Committee may deem necessary or appropriate to (a) effect a change or modification of the Company approved in accordance with the






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


terms of this Agreement, as amended, or (b) reflect (i) the exercise by the Management Committee of any power granted to them under this Agreement; (ii) any amendments adopted by the Members in accordance with the terms of this Agreement; (iii) the appointment of a successor member of the Management Committee or General Manager under Section 6.1; (iv) the admission of any substituted Member in accordance with Section 7.4; (v) the disposition by any Member of its Interest in compliance herewith; and (vi) the occurrence of any Dissociation Event or other event described in Section 347.123 of the Act if the Company is not dissolved and the Business is continued;

                           (3) Any notice of winding up, articles of
termination, cancellation of foreign registration, or other documents or instruments which may be deemed necessary or desirable by the Management Committee to effect the dissolution and liquidation of the Company after its termination as provided herein;

                           (4) All such other instruments, documents and
certificates which may from time to time be required by the laws of the State of Delaware, the United States of America, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Company and any other instruments, documents, or certificates required to qualify the Company to do business in any other state where it is required to so qualify;

                  (B) The parties hereto hereby agree that the grant of the foregoing power of attorney is coupled with an interest and shall survive (1) the death, disability, legal incapacity, bankruptcy, insolvency, dissolution or cessation of existence of a Member or Successor; and (2) the delivery of an assignment by any Member or Successor of the whole or any part of his or her Interest in the Company, except that where an assignee of such Interest has been admitted as a substitute Member, as provided in Section 7.2, then the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment for the sole purpose of enabling the Management Committee to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

         SECTION 9.7 FINANCIAL REPORTING. In addition to the requirements set forth in Section 5.1(A), the Management Committee, at respective meetings thereat, shall periodically, and at no time less than quarterly, establish financial reporting in respect to the Company, which financial reporting shall be delivered to Member BCLLC and Member Bluegreen, and which financial reporting shall be a compilation of sales of timeshare interests, income arising therefrom, and expenses of the Company, inclusive of marketing, sales and operating expenses. Such financial reporting shall include an income statement, balance sheet, financial statement or other information as may be reasonably required.

                          ARTICLE 10. PUBLIC OFFERING

         Section 10.1 Upon agreement of all Members, the Company may conduct a public offering of all or part of its ownership Interests on such terms as they may agree. If all the Members so agree, they may effect a conversion of




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


ownership Interests from those of a limited liability company to ownership in a corporation.

         Section 10.2 This Section is severable from the balance of this Agreement and shall be disregarded in construction of this Agreement.

               ARTICLE 11. TRANSFER OF PROPERTY/CLUB ARRANGEMENT

                  (A) Notwithstanding any other provisions contained herein to the contrary, Member Bluegreen, acting by and through any of its authorized representatives, is expressly authorized to transfer and convey timeshare interests as may exist in the Big Cedar Timeshare Project to purchasers thereof and accept therefor instruments of indebtedness relating to the sale and transfer of such timeshare interests, and is further authorized to sell or pledge such instruments of indebtedness, including promissory notes, mortgages or deeds of trust received from consumer purchasers of timeshare interests, which sales or pledges may be to such third party entities as in the discretion, from time to time, determined by Member Bluegreen. In furtherance thereof, Member Bluegreen may transfer, whether by sale, pledge or otherwise, any and all collateral related to the sale of such timeshare interests as such third party may request, including but not limited to consumer transaction documents relating to the sale of timeshare interests which accompany the deed of trust and promissory note related thereto. In addition, Member Bluegreen, acting by and through any of its authorized representatives, is expressly authorized to arrange and implement the involvement or inclusion of the Big Cedar Timeshare Project in the Bluegreen Vacation Club, and to provide for registration, marketing and sale of the timeshare interests in the Big Cedar Timeshare Project as a part of or otherwise affiliated with the Bluegreen Vacation Club.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                        BLUEGREEN VACATIONS UNLIMITED, INC. A
                                        FLORIDA CORPORATION

                                        By: /s/ Patrick E. Rondeau
                                            ----------------------------------
                                        Please Print Name: Patrick E. Rondeau
                                        Its: President


                                        BIG CEDAR, L.L.C., a Missouri Limited
                                        Liability Company

                                        By: Three Johns Company, a Missouri
                                        corporation, its Sole Member

                                        By: /s/ Toni M. Miller
                                            ----------------------------------
                                        Please Print Name:: Toni M Miller
                                        Its: Vice President Finance


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


                                    EXHIBIT A

                 NAMES, ADDRESS, CONTRIBUTIONS AND DISTRIBUTION
                             PERCENTAGES OF MEMBERS










Member Name and
   Address                            Contribution                              Distribution Percentage
Bluegreen Vacations           Cash in the amount of $70,000.00                            51%
Unlimited, Inc.               multiplied by acreage shown on the
4960 Blue Lake Drive          Survey referred to herein,
Boca Raton, Florida 33431     being $3,229,800.00


Big Cedar, L.L.C.             The Property having an agreed capital                        49%
2500 East Kearney Street      contribution value of $70,000.00 multiplied
Springfield, MO 65898         by acreage shown on the Survey referred to
                              herein, being a value of $3,229,800.00







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